Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•Registration Statement (Form S-8 No. 333-258419) pertaining to the 2021 Stock Option and Performance Incentive Plan of Victoria's Secret & Co., and
•Registration Statement (Form S-8 No. 333-258021) pertaining to the 2021 Stock Option and Performance Incentive Plan and Associate Stock Purchase Plan of Victoria's Secret & Co.;

of our reports dated March 22, 2024, with respect to the consolidated and combined financial statements of Victoria's Secret & Co. and the effectiveness of internal control over financial reporting of Victoria's Secret & Co. included in this Annual Report (Form 10-K) of Victoria's Secret & Co. for the year ended February 3, 2024.

/s/ Ernst & Young LLP

Grandview Heights, Ohio
March 22, 2024